AMD Reports Third Quarter 2017 Results - CFO Commentary
October 24, 2017

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available at quarterlyearnings.amd.com.
Q3 2017 - Financial Highlights

•	Q3 2017 results were based on a 13 week quarter.

•	Revenue of $1.64 billion, up 26% year-over-year (y/y) and up 34% quarter-over-quarter (q/q).

•	GAAP Results:

◦	Gross margin was 35%, up 30 percentage points y/y and up 2 percentage points q/q.

◦	Operating income was $126 million, compared to an operating loss of $293 million a year ago and operating income of $25 million in the prior quarter.

◦	Net income was $71 million, compared to net losses of $406 million a year ago and $16 million in the prior quarter.

◦	Earnings per share was $0.07, compared to losses per share of $0.50 a year ago and $0.02 in the prior quarter.

•	Non-GAAP Results:

◦	Gross margin was 35%, up 4 percentage points y/y and up 2 percentage points q/q.

◦	Operating income was $155 million, compared to $70 million a year ago and $49 million in the prior quarter.

◦	Net income was $110 million, compared to $27 million a year ago and $19 million in the prior quarter.

◦	Diluted earnings per share was $0.10, compared to $0.03 a year ago and $0.02 in the prior quarter.

AMD Q3-17 CFO Commentary	Page 1	October 24, 2017

Q3 2017 - Additional Financial Commentary
Gross margin was 35% up 30 percentage points y/y and up 2 percentage points q/q. The y/y improvement was primarily due to a $340 million charge related to our GLOBALFOUNDRIES Wafer Supply Agreement (WSA) in the year ago period (WSA charge). In addition, the gross margin increase was primarily driven by the benefit from IP related revenue and a richer revenue mix from the Computing and Graphics segment, partially offset by costs associated with the WSA for certain wafers purchased at another foundry. The q/q improvement was primarily driven by the benefit from IP related revenue, partially offset by costs associated with the WSA for certain wafers purchased at another foundry.

Non-GAAP gross margin was 35%, up 4 percentage points y/y and 2 percentage points q/q.
The y/y improvement was primarily driven by the benefit from IP related revenue and a richer revenue mix from the Computing and Graphics segment, partially offset by costs associated with the Wafer Supply Agreement (WSA) for certain wafers purchased at another foundry. The q/q improvement was primarily driven by the benefit from IP related revenue, partially offset by costs associated with the WSA for certain wafers purchased at another foundry.

Operating expenses were $447 million (or 27% of revenue), up $71 million y/y and up $43 million q/q.

•	R&D expenses were $315 million (or 19% of revenue), up $56 million y/y and up $36 million q/q.

•	SG&A expenses were $132 million (or 8% of revenue), up $15 million y/y and up $7 million q/q.

Non-GAAP operating expenses were $419 million (or 26% of revenue), up $66 million y/y and up $38 million q/q.

•	Non-GAAP R&D was $297 million (or 18% of revenue), up $53 million y/y and up $31 million q/q.

•	Non-GAAP SG&A was $122 million (or 7% of revenue), up $13 million y/y and up $7 million q/q.

Operating income was $126 million, compared to an operating loss of $293 million a year ago and operating income of $25 million in the prior quarter. The y/y improvement was primarily due to the WSA charge taken in Q3 2016, higher revenue and the net benefit of licensing related items. The q/q improvement was primarily due to higher revenue, and the net benefit of licensing related items.

Non-GAAP operating income was $155 million, compared to $70 million a year ago and $49 million in the prior quarter.

AMD Q3-17 CFO Commentary	Page 2	October 24, 2017

Interest expense was $31 million, down from $41 million a year ago and down from $32 million in the prior quarter.

Other expense, net was $3 million, compared to $63 million a year ago, and flat to the prior quarter.

Provision for income taxes was $19 million, compared to $4 million a year ago and $3 million in the prior quarter. The increase was driven by withholding taxes applicable to IP related revenue.

Non-GAAP interest expense, taxes and other was $45 million compared to $43 million a year ago and $30 million in the prior quarter. Lower interest expense y/y was largely offset by withholding taxes applicable to IP related revenue. The q/q increase was driven by withholding taxes applicable to IP related revenue.

Net income was $71 million, compared to net losses of $406 million a year ago and $16 million in the prior quarter. Net loss in Q3 2016 included the WSA charge.

Non-GAAP net income was $110 million, compared to $27 million a year ago and $19 million in the prior quarter.

Diluted earnings per share was $0.07, compared to losses per share of $0.50 a year ago and $0.02 in the prior quarter. Loss per share in Q3 2016 included the WSA charge. In Q3 2017, diluted earnings per share was calculated using 1,042 million diluted shares.

Non-GAAP diluted earnings per share was $0.10, compared to $0.03 a year ago and $0.02 in the prior quarter. Non-GAAP diluted earnings per share in the current quarter was calculated based on 1,143 million shares, which includes 100.6 million shares related to the Company’s 2026 convertible notes and also includes a $5 million cash interest expense add-back to net income under the "if converted" method.

Adjusted EBITDA was $191 million, compared to $103 million a year ago and $84 million in the prior quarter.

AMD Q3-17 CFO Commentary	Page 3	October 24, 2017

Q3 2017 Segment Results
Computing and Graphics:

•
Revenue was $819 million, up 74% y/y and 24% q/q. The y/y increase was due to strong sales of RadeonTM graphics and RyzenTM desktop processors . The q/q increase was primarily due to strong sales of RadeonTM graphics processors.

◦
Client average selling price (ASP) increased significantly y/y due to an increase in desktop processor ASP, driven by sales of RyzenTM processors. Client processor ASP was lower q/q primarily due to mobile processor ASP.

◦	GPU ASP increased significantly y/y and q/q driven by a richer product mix.

•
Operating income was $70 million, compared to an operating loss of $66 million a year ago and operating income of $7 million in the prior quarter. The y/y and q/q improvements were primarily driven by higher revenue.

Enterprise, Embedded and Semi-Custom:

•
Revenue was $824 million, approximately flat y/y and up 46% q/q. Quarterly revenue was primarily driven by lower semi-custom SoC revenue, mostly offset by IP related revenue and EPYCTM processor revenue. The q/q increase was primarily driven by higher seasonal semi-custom SoC, IP related and EPYCTM processor revenue.

•
Operating income was $84 million, compared to $136 million a year ago and $42 million in the prior quarter. The y/y decrease was primarily due to higher costs partially offset by the net benefit of licensing related items. The q/q increase was primarily due to higher semi-custom revenue, the net benefit of licensing related items partially offset by higher costs.

Balance Sheet

Cash, cash equivalents and marketable securities were $879 million at the end of Q3 2017, compared to $844 million in the prior quarter. The increase was primarily due to higher revenue and the timing of sales and collections partially offset by higher payments for wafer purchases. Approximately 93% of cash, cash equivalents and marketable securities were held domestically.

Accounts Receivable was $781 million as compared to $614 million in the prior quarter.

Inventory was $794 million, down five percent from the prior quarter of $833 million.

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Payables to related parties on the Balance Sheet was $444 million. This item includes payables to GLOBALFOUNDRIES and the ATMP JV. Total wafer purchases from GLOBALFOUNDRIES were $294 million in Q3 2017.

Long term debt was $1.36 billion, down $19 million from the prior quarter. The total principal debt amount including our secured revolving line of credit was $1.74 billion. In Q3 2017, we used $28 million of our lower cost secured revolving line of credit to pay down longer term debt due in 2024.
Total Debt

(Millions)	Q3-17	Q2-17	Q4-16
6.75% Senior Notes due 2019	$191	$191	$196
7.50% Senior Notes due 2022	347	347	350
7.00% Senior Notes due 2024	324	350	416
2.125% Convertible Senior Notes due 2026	805	805	805
Borrowings from secured revolving line of credit, net	70	42	—
Other	1	1	1
Total Debt (principal amount)	$1,738	$1,736	$1,768
Unamortized debt discount associated with 2.125% Convertible Senior Notes due 2026	$(291)	$(297)	$(308)
Unamortized debt issuance costs	$(21)	$(22)	$(25)
Total Debt (net)	$1,426	$1,417	$1,435

Free cash flow was $32 million in Q3 2017 as compared to $20 million in the year ago period.

Outlook
The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended July 1, 2017.

For Q4 2017, based on a 13 week quarter, we expect:

•	Revenue to decrease 15% q/q, plus or minus 3%. The midpoint of guidance would result in a y/y increase of 26%. Q4 2016 was a 14 week quarter.

•	Non-GAAP gross margin to be approximately 35%.

AMD Q3-17 CFO Commentary	Page 5	October 24, 2017

•	Non-GAAP operating expenses to be approximately $410 million.

•	Non-GAAP interest expense, taxes and other to be approximately $30 million.

•	Inventory to be down versus Q3 2017.

•	We do not anticipate a significant change in share count in Q4 2017.

Based upon our performance to date, we now expect annual 2017 revenue to increase by greater than 20%.

Future basic and diluted earnings per share calculations:

Moving forward, assuming positive earnings per share, there are potential factors that may impact AMD's diluted share count, including:

•	The 2.125% Convertible Senior Notes due 2026 (2026 Convertible Notes) which have cash and non-cash interest expense components. There are 100.6 million shares underlying the 2026 Convertible Notes.

•	The warrant to purchase 75 million shares (Warrant) granted in 2016 to a Mubadala entity, in consideration for rights under the sixth amendment to our WSA with GLOBALFOUNDRIES, and

•	On-going employee equity grants.

The following table provides an estimate of shares that may be used when calculating GAAP and non-GAAP diluted earnings per share. Assuming a quarterly average share price of $13.05 (which was the average share price in Q3 2017), the dilutive impact of the Warrant and employee equity grants is added to the diluted share count using the Treasury Stock method. The dilutive impact from the 2026 Convertible Notes is based on the If-Converted method, where the interest costs associated with the 2026 Convertible Notes are added back to the Net Income and the 101 million shares underlying the 2026 Convertible Notes are assumed to be converted and are added to the share count. The impact from the 2026 Convertible Notes, if dilutive, is included in diluted EPS calculation. For the GAAP computation, the add-back to net income includes cash and non-cash interest expense, while only the cash interest expense is added back to non-GAAP net income.

AMD Q3-17 CFO Commentary	Page 6	October 24, 2017

Share Count

Shares (millions)(3)	Q3-17 Actual	Q4-17 Estimate
Basic Shares	957	966
Dilutive impacts from:
Employee Equity Grants(1)	44	37
75 million share Warrant(1)	41	41
Diluted Shares (without 2026 Convertible Notes)	1,042	1,044
2026 Convertible Notes (2)	101	101
Diluted Shares (with 2026 Convertible Notes)	1,143	1,145

(1) The dilutive impact from the Warrant and employee equity grants are based on the Treasury Stock method and is dependent upon the average stock price during the period. Q3 2017 average quarterly price was $13.05.

(2) The dilutive impact from the 2026 Convertible Notes is based on the If-Converted method, where the interest costs associated with the 2026 Convertible Notes are added back to the Net Income and the 100.6 million shares underlying the 2026 Convertible Notes are assumed to be converted and are added to the share count. The impact from the 2026 Convertible Notes, if dilutive, is included in diluted EPS calculation. For the GAAP computation, the add-back to net income includes cash and non-cash interest expense, while only the cash interest expense is added back to non-GAAP net income.

(3) Share counts are weighted average shares.

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Investor Contacts:
Laura Graves	Alina Ostrovsky
408-749-5467	408-749-6688
laura.graves@amd.com	alina.ostrovsky@amd.com

AMD Q3-17 CFO Commentary	Page 7	October 24, 2017

Non-GAAP Measures

To supplement the financial results of Advanced Micro Devices, Inc. (“AMD” or the “Company”) presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP research and development and marketing, general and administrative expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, non-GAAP interest expense, taxes and other, Adjusted EBITDA and free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization and stock-based compensation expense . The Company calculates and presents Adjusted EBITDA because management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents free cash flow as a supplemental non-GAAP measure of its performance. Free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates free cash flow in the financial earnings press release because management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities.

The Company has provided reconciliations within the earnings press release of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

AMD Q3-17 CFO Commentary	Page 8	October 24, 2017

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q3-17	Q2-17	Q3-16
GAAP Gross Margin	$573	$404	$59
GAAP Gross Margin %	35%	33%	5%
Charge related to the sixth amendment to the WSA with GF	—	—	340
Stock-based compensation	1	1	—
Non-GAAP Gross Margin	$574	$405	$399
Non-GAAP Gross Margin %	35%	33%	31%

Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q3-17	Q2-17	Q3-16
GAAP operating expenses	$447	$404	$376
Stock-based compensation	28	23	23
Non-GAAP operating expenses	$419	$381	$353

Reconciliation of GAAP to Non-GAAP Research and Development (R&D) and Marketing, General and Administrative Expenses (SG&A)

(Millions)	Q3-17			Q2-17			Q3-16
	R&D	SG&A	Total	R&D	SG&A	Total	R&D	SG&A	Total
GAAP R&D & SG&A	$315	$132	$447	$279	$125	$404	$259	$117	$376
Stock-based compensation	18	10	28	13	10	23	15	8	23
Non-GAAP R&D & SG&A	$297	$122	$419	$266	$115	$381	$244	$109	$353

Reconciliation of GAAP Operating Income (loss) to Non-GAAP Operating Income

(Millions)	Q3-17	Q2-17	Q3-16
GAAP operating income (loss)	$126	$25	$(293)
Charge related to the sixth amendment to the WSA with GF	—	—	340
Stock-based compensation	29	24	23
Non-GAAP operating income	$155	$49	$70

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Reconciliation of GAAP Net Income (Loss) / Earnings (Loss) Per Share to Non-GAAP Net Income / Diluted Earning Per Share

(Millions except per share amounts)	Q3-17		Q2-17		Q3-16
GAAP net income (loss) / earnings (loss) per share	$71	$0.07	$(16)	$(0.02)	$(406)	$(0.50)
Charge related to the sixth amendment to the WSA with GF	—	—	—	—	340	0.39
Loss on debt redemption	2	—	3	—	61	0.07
Non-cash interest expense related to convertible debt	6	0.01	5	0.01	1	—
Stock-based compensation	29	0.02	24	0.02	23	0.03
Equity loss in investee	2	—	3	—	5	0.01
Gain on sale of 85% of ATMP JV	—	—	—	—	4	—
Tax provision related to sale of 85% of ATMP JV	—	—	—	—	(1)	—
Non-GAAP net income / diluted earnings per share	$110	$0.10	$19	$0.02	$27	$0.03

Q3 2017 GAAP diluted earnings per share (EPS) is calculated based on 1,042 million shares. Q3 2017 non-GAAP diluted EPS is calculated based on 1,143 million shares, which includes 100.6 million shares related to the Company’s 2026 Convertible Notes and also includes a $5 million cash interest expense add-back to net income under the "if converted" method.

Q3 2016 GAAP basic net loss per share is calculated based on 815 million shares and non-GAAP diluted EPS is calculated based on 865 million shares.

Reconciliation of GAAP to Non-GAAP Interest Expense, Taxes and Other

(Millions)	Q3-17	Q2-17	Q3-16
Interest expense	$(31)	$(32)	$(41)
Other expense, net	(3)	(3)	(63)
Provision for income taxes	(19)	(3)	(4)
Total GAAP Interest Expense, Taxes and Other	$(53)	$(38)	$(108)
Loss on debt redemption	2	3	61
Non-cash interest expense related to convertible debt	6	5	1
Gain on sale of 85% of ATMP JV	—	—	4
Tax provision related to sale of 85% of ATMP JV	—	—	(1)
Total Non-GAAP Interest Expense, Taxes and Other	$(45)	$(30)	$(43)

Reconciliation of GAAP Operating Income (Loss) to Adjusted EBITDA

(Millions)	Q3-17	Q2-17	Q3-16
GAAP operating income (loss)	$126	$25	$(293)
Charge related to the sixth amendment to the WSA with GF	—	—	340
Stock-based compensation	29	24	23
Depreciation and amortization	36	35	33
Adjusted EBITDA	$191	$84	$103

Free Cash Flow Reconciliation

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(Millions)	Q3-17	Q2-17	Q3-16
GAAP net cash provided by (used in) operating activities	$66	$(82)	$29
Purchases of property, plant and equipment	(34)	(12)	(9)
Free cash flow	$32	$(94)	$20

Cautionary Statement

This document contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) including AMD's financial outlook for the fourth quarter of 2017, including revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP interest expense, taxes and other, inventory and share count; and AMD's expected annual 2017 revenue which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit AMD’s ability to compete effectively; AMD has a wafer supply agreement with GLOBALFOUNDRIES Inc. (GF) with obligations to purchase all of its microprocessor and APU product requirements, and a certain portion of its GPU product requirements from GF with limited exceptions. If GF is not able to satisfy AMD’s manufacturing requirements, AMD's business could be adversely impacted; AMD relies on third parties to manufacture its products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, AMD’s business could be materially adversely affected; failure to achieve expected manufacturing yields for AMD’s products could negatively impact its financial results; the success of AMD’s business is dependent upon its ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; if AMD cannot generate sufficient revenue and operating cash flow or obtain external financing, it may face a cash shortfall and be unable to make all of its planned investments in research and development or other strategic investments; the loss of a significant customer may have a material adverse effect on AMD; AMD’s receipt of revenue from its semi-custom SoC products is dependent upon its technology being designed into third-party products and the success of those products; global economic uncertainty may adversely impact AMD’s business and operating results; the markets in which AMD’s products are sold are highly competitive; AMD may not be able to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD has a large amount of indebtedness which could adversely affect its financial position and prevent it from implementing its strategy or fulfilling its contractual obligations; the agreements governing AMD’s notes and the Secured Revolving Line of Credit impose restrictions on AMD that may adversely affect its ability to operate its business; AMD's issuance to West Coast Hitech L.P. (WCH) of warrants to purchase 75 million shares of its common stock, if and when exercised, will dilute the ownership interests of AMD's existing stockholders, and the conversion of the 2.125% Convertible Senior Notes due 2026 may dilute the ownership interest of AMD's existing stockholders, or may otherwise depress the price of its common stock; uncertainties involving the ordering and shipment of AMD’s products could materially adversely affect it; the demand for AMD’s products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for AMD’s products or a market decline in any of these industries could have a material adverse effect on its results of operations; AMD’s ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property; AMD depends on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components to support its business; if AMD loses Microsoft Corporation’s support for its products or other software vendors do not design and develop software to run on AMD’s products, its ability to sell its products could be materially adversely affected; AMD’s reliance on third-party distributors and AIB partners subjects it to certain risks; AMD’s inability to continue to attract and retain qualified personnel may hinder its business; in the event of a change of control, AMD may not be able to repurchase its outstanding debt as required by the applicable indentures and its Secured Revolving Line of Credit, which would result in a default under the indentures and its Secured Revolving Line of Credit; the semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect its business in the future; acquisitions, divestitures and/or joint ventures could disrupt its business, harm its financial condition and operating results or dilute, or adversely affect the price of, its common stock; AMD’s business is dependent upon the proper functioning of its internal business processes and information systems and modification or interruption of such systems may disrupt its business, processes and internal controls; data breaches and cyber-

AMD Q3-17 CFO Commentary	Page 11	October 24, 2017

attacks could compromise AMD’s intellectual property or other sensitive information, be costly to remediate and cause significant damage to its business and reputation; AMD’s operating results are subject to quarterly and seasonal sales patterns; if essential equipment, materials or manufacturing processes are not available to manufacture its products, AMD could be materially adversely affected; if AMD’s products are not compatible with some or all industry-standard software and hardware, it could be materially adversely affected; costs related to defective products could have a material adverse effect on AMD; if AMD fails to maintain the efficiency of its supply chain as it responds to changes in customer demand for its products, its business could be materially adversely affected; AMD outsources to third parties certain supply-chain logistics functions, including portions of its product distribution, transportation management and information technology support services; AMD may incur future impairments of goodwill; AMD's stock price is subject to volatility; AMD’s worldwide operations are subject to political, legal and economic risks and natural disasters, which could have a material adverse effect on it; worldwide political conditions may adversely affect demand for AMD’s products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD’s inability to effectively control the sales of its products on the gray market could have a material adverse effect on it; if AMD cannot adequately protect its technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, it may lose a competitive advantage and incur significant expenses; AMD is a party to litigation and may become a party to other claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products; AMD’s business is subject to potential tax liabilities; and AMD is subject to environmental laws, conflict minerals-related provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as a variety of other laws or regulations that could result in additional costs and liabilities. Investors are urged to review in detail the risks and uncertainties in AMD's Securities and Exchange Commission filings, including but not limited to AMD's Quarterly Report on Form 10-Q for the quarter ended July 1, 2017.

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